IVY FUND

                   BUSINESS MANAGEMENT AND INVESTMENT ADVISORY
                              AGREEMENT SUPPLEMENT

                            Ivy Emerging Growth Fund


         AGREEMENT made as of the 5th day of March, 1993, by and between Ivy Fund (the "Fund") and Ivy Management Inc. (the "Manager").

         WHEREAS, the Fund is an open-end investment company, organized as a Massachusetts business trust, and consists of such separate investment portfolios as have been or may be established and designated by the Trustees of the Fund from time to time;

         WHEREAS, a separate class of shares of the Fund is offered to investors with respect to each investment portfolio;

         WHEREAS, the Fund has adopted a Master Business Management and Investment Advisory Agreement ("Master Agreement") dated December 31, 1991, pursuant to which the Fund has appointed the Manager to provide the business management and investment advisory services specified in that Master Agreement; and

         WHEREAS, Ivy Emerging Growth Fund (the "Portfolio") is a separate investment portfolio of the Fund.

         NOW, THEREFORE, the Trustees of the Fund hereby take the following actions, subject to the conditions set forth:

         1. As provided for in the Master Agreement, the Fund hereby adopts the Master Agreement with respect to the Portfolio, and the Manager hereby acknowledges that the Master Agreement shall pertain to the Portfolio, the terms and conditions of such Master Agreement being hereby incorporated herein by reference.

         2. The term "Portfolio" as used in the Master Agreement shall, for purposes of this Supplement, pertain to the Portfolio.

         3. As provided in the Master Agreement and subject to further conditions as set forth therein, the Portfolio shall pay the Manager a monthly fee on the first business day of each month based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Portfolio during the preceding month at the annual rate of 0.85%.

         4. This Supplement and the Master Agreement (together, the "Agreement") shall become effective with respect to the Portfolio as of the date specified above and unless sooner terminated as hereinafter provided, the Agreement shall remain in effect with respect to the Portfolio for a period of more than two (2) years from such date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities of the Portfolio (as defined in the 1940 Act) or by the Fund's entire Board of Trustees and (b) by the vote, cast in person at a meeting called for that purpose, of a majority of the Fund's Independent Trustees. This Agreement may be terminated with respect to the Portfolio at any time, without payment of any penalty, by vote of a majority of the outstanding voting securities of the Portfolio (as defined in the 1940 Act) or by vote of a majority of the Fund's entire Board of Trustees on sixty (60) days' written notice to the Manager or by the Manager on sixty (60) days' written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940
Act).

                            IVY FUND,
                            on behalf of Ivy Emerging Growth Fund


                            By: /s/ Michael G. Landry
                                TITLE:  President


                            IVY MANAGEMENT INC.

                            By: /s/ Michael G. Landry
                                TITLE:  President